Exhibit 99.1

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600  *  Tampa, FL  33607  *  (813) 283-7000   *   (813) 283-7001

NEWS RELEASE

Checkers®/Rally’s® Donates $135,000 to American Red Cross
Katrina Relief Efforts
through Sale of NASCAR® Combo Meals
Company Raises Additional $50,000 for Employee Relief Fund

TAMPA, FL – November 10, 2005 – Checkers Drive-In Restaurants, Inc., the nation’s largest chain of double drive-thru restaurants (NASDAQ: CHKR), today announced that it is donating more than $135,000 to the American Red Cross Hurricane Katrina relief efforts.

Checkers®/Rally’s® raised these funds by donating $1 from every NASCAR® Combo meal sold between September 14th and October 16th at all Company-owned restaurants and select participating franchised locations.

“On behalf of Checkers/Rally’s, I am proud to make this contribution to the American Red Cross, and I thank them for their tireless response to the Hurricane Katrina disaster,” said Adam Noyes, Vice President of Operations, Checkers Drive-In Restaurants, Inc. “I’d also like to thank our partners at NASCAR, our participating franchisees, and our guests who responded to this opportunity to help others in need.”

In addition to the Red Cross donation, the Company announced today that it has raised more than $50,000 for the Checkers/Rally’s Employee Relief Fund. Checkers Drive-In Restaurants, Inc. made an initial donation of $25,000 to commence the fund, and has since received generous donations from vendor partners, franchisees, employees and the public. Distributions from the fund have been made to dozens of Company and franchised employees impacted by the hurricane.

Checkers/Rally’s now has 10 restaurants reopened in New Orleans and all of the 20 franchised locations in Alabama, Mississippi, and Florida that were closed due to Katrina have been reopened. The Company expects to reopen additional locations in New Orleans during the fourth quarter.

For information about how to donate to Checkers/Rally’s Employee Relief Fund please visit http://www.checkers.com/

About Checkers Drive-In Restaurants, Inc.
Checkers Drive-In Restaurants, Inc. (http://www.checkers.com) is the largest double drive-thru restaurant chain in the United States. The Company develops, owns, operates and franchises quick-service Checkers and Rally’s double drive-thru restaurants. In 2005, Checkers/Rally’s was awarded two of the industry’s most coveted recognitions: Best Drive-Thru in America 2005 in the QSR Drive-Thru Study for Rally’s, and Nation’s Restaurant News Hot! Again Award for Checkers’ sizzling business performance. Checkers/Rally’s is the Official Burger and Drive-Thru Restaurant of NASCAR.

About Checkers/Rally’s Employee Relief Fund, Inc.
Checkers/Rally’s Employee Relief Fund, Inc. is a not-for-profit corporation established to collect donations that will be distributed to Checkers/Rally’s Company and Franchised-store employees affected by Hurricane Katrina. The distribution of the fund will be based on need.

About American Red Cross Disaster Assistance
American Red Cross disaster assistance is free, made possible by voluntary donations of time and money from the American people. You can help the victims of recent disasters and thousands of other disasters across the country each year by making a financial gift to the American Red Cross Disaster Relief Fund, which enables the Red Cross to provide shelter, food, counseling and other assistance to those in need. Call 1-800-HELP NOW or 1-800-257-7575 (Spanish). Contributions to the Disaster Relief Fund may be sent to your local American Red Cross chapter or to the American Red Cross, P. O. Box 37243, Washington, DC 20013. Internet users can make a secure online contribution by visiting http://www.redcross.org/donate/donate.html. The American Red Cross honors donor intent. If you wish to designate your donation to a specific disaster please do so at the time of your donation.

Except for historical information, this announcement contains “forward-looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995.

PHOTO CAPTION:

Adam Noyes, Vice President of Operations, Checkers Drive-In Restaurants, Inc., presents a check for $135,000 to Rick Walter, CEO of the Tampa Bay Chapter of the American Red Cross. The double drive-thru raised these funds by donating $1 from every NASCAR® Combo meal sold between September 14th and October 16th at all Company-owned restaurants and select participating franchised locations.